Exhibit (n)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Post-Effective Amendment No. 8 to the Registration Statement (No. 333-204239) on Form N-2 of FS Investment Corporation IV of our reports dated March 10, 2017, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of FS Investment Corporation IV, appearing in the Prospectus, which is part of this Registration Statement, and of our report dated March 28, 2017 relating to the financial statement schedule appearing elsewhere in this Registration Statement.

We also consent to the reference to our firm under the headings “Senior Securities” and “Experts” in such Prospectus.

/s/ RSM US LLP

Blue Bell, Pennsylvania

March 28, 2017